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                                                                      Exhibit 12


                                  14 MARCH 2000






                                 GYRUS GROUP PLC





                            NOMURA INTERNATIONAL PLC








             ===================================================

                        PLACING AND OPEN OFFER AGREEMENT

             ===================================================





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                                    CONTENTS


CLAUSE                                                                      PAGE

 1. DEFINITIONS................................................................2

 2. CONDITIONS.................................................................8

 3. THE LONDON STOCK EXCHANGE.................................................10

 4. APPROVAL, RELEASE AND DELIVERY OF DOCUMENTS...............................11

 5. APPOINTMENT OF NOMURA.....................................................12

 6. THE PLACING AND THE OPEN OFFER............................................13

 7. COMPLETION................................................................15

 8. COMMISSIONS AND EXPENSES..................................................16

 9. RESTRICTIONS ON ACTIONS AND ANNOUNCEMENTS.................................18

10. REPRESENTATIONS AND WARRANTIES............................................20

11. INDEMNITY.................................................................21

12. MISCELLANEOUS.............................................................24

13. RECEIVING AGENT...........................................................24

14. TIME OF THE ESSENCE.......................................................25

15. WAIVER....................................................................25

16. NOTICES...................................................................25

17. COUNTERPARTS..............................................................27

18. ENTIRE AGREEMENT..........................................................27

19. GOVERNING LAW.............................................................27

SCHEDULE 1....................................................................28

     DELIVERY OF DOCUMENTS....................................................28

SCHEDULE 2....................................................................30

     REPRESENTATIONS AND WARRANTIES...........................................30

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THIS AGREEMENT is made on 14 March 2000

BETWEEN:

GYRUS GROUP PLC whose registered office is at Fortran Road, St. Mellons, Cardiff, CF3 0LT (the COMPANY); and

NOMURA INTERNATIONAL PLC whose registered office is at Nomura House, 1 St. Martin's-le-Grand, London EC1A 4NP (NOMURA).

WHEREAS:

(A) By a merger agreement dated 23 February 2000 between Gyrus Group PLC, Everest Medical Corporation and Golden Acquisition Corporation (the MERGER AGREEMENT), the parties thereto have agreed to merge Everest Medical Corporation with and into Golden Acquisition Corporation pursuant to which each share of common stock and Series A, Series B, Series C and Series D preferred stock of Everest Medical Corporation will be exchanged for US$4.85 per share of common stock (the ACQUISITION).

(B) Notwithstanding (A) above, under the Merger Agreement, the Company may elect to complete the Acquisition by causing Golden Acquisition Corporation to make an offer (the TENDER OFFER) to purchase all of the outstanding shares of Everest common and preferred stock, at a purchase price of at least $4.85 per share, without interest, in accordance with an Offer to Purchase For Cash to be submitted by the Company to the Securities and Exchange Commission.

(C) The Company proposes to finance the Acquisition by means of the Placing and Open Offer.

(D) The Company proposes, subject, inter alia, to the passing of the Resolution, to invite Qualifying Shareholders to apply to subscribe for New Shares at the Subscription Price by way of an Open Offer on the basis of:

                   19 New Shares for every 46 Ordinary Shares

held as at the close of business on the Record Date and otherwise on the terms and subject to the conditions set out in the Circular and the Application Form.

(E) Subject to the passing of the Resolutions, there will be sufficient authorised but unissued Ordinary Shares and the Directors will have authority under Section 80 of the Companies Act to allot the New Shares, which allotment will not be



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made on a pre-emptive basis by reason of the disapplication of Section 89 in accordance with Section 95 of that Act.

(F) Nomura has agreed, on the terms and subject to the conditions referred to in this Agreement, to:

(a) make the Open Offer on behalf of the Company;

(b) seek to procure subscribers for all of the New Shares at the Subscription Price on the basis that some of such shares shall be placed firm (as described in Recital (F) below), and some shall be subject to clawback to the extent they are taken up under the Open Offer; and

(c) subscribe at the Subscription Price for any New Shares which are not taken up under the Open Offer and for which subscribers are not procured as referred to in paragraph (b) above.

(G) As described in the Circular, certain holders of Ordinary Shares have irrevocably undertaken not to apply under the Open Offer for the New Shares to which they will be entitled under the Open Offer, which will be conditionally placed firm pursuant to the Placing.

NOW IT IS AGREED as follows:

DEFINITIONS

1.1  In this Agreement:

ACCEPTANCE DATE means 14 April 2000 or such later date as Nomura and the Company may agree in writing;

ACCOUNTS DATE means 30 June 1999;

ACQUISITION PRESS ANNOUNCEMENT means the press announcement dated 23 February 2000 giving details of the Acquisition;

ADMISSION means the admission of the New Shares to the Official List becoming effective in accordance with the Listing Rules;

APPLICATION FORM means the application form to be despatched to Qualifying Shareholders for use in connection with the Open Offer;

AUDITORS means KPMG Audit Plc;

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AUSTRALIAN HOLDERS means Qualifying Shareholders with registered addresses in the Commonwealth of Australia, its territories or possessions who have not given to the Company an address in the United Kingdom for the service of notices on them;

BROKERS means WestLB Panmure;

BUSINESS IP means the registered (including applications for registration) and material unregistered Intellectual Property Rights owned by a member of the Group;

CERTIFICATED SHARES means those New Shares which will not be issued as Uncertificated Shares;

CIRCULAR means the circular (comprising a prospectus for the purpose of the FSA and the Listing Rules) to be published in connection with the Acquisition and the Placing and Open Offer, giving details of the Acquisition and including a notice convening the EGM;

COMMENCEMENT OF DEALINGS means the commencement of dealings in the New Shares on the London Stock Exchange following Admission;

COMPANIES ACT means the Companies Act 1985;

CREST means the system for paperless settlement of trades and the holding of uncertificated securities administered by CRESTCo Limited;

DEALING DAY means a day on which dealings in domestic equity market securities may take place on the London Stock Exchange;

DIRECTORS means the directors of the Company;

EGM means the extraordinary general meeting of the Company convened for the EGM Date at which resolutions will be put to approve certain matters in relation to the Acquisition and the Placing and Open Offer;

EGM DATE means 6 April 2000;

ENFORCEMENT ACTION means, in respect of any Relevant Licence, any suspension or revocation of that licence or any direction, injunction, order, notice, fine or similar enforcement measure taken or made in respect of that licence;

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FILINGS means all reports, notifications and documents, together with any amendments or supplements required to be made with respect thereto, required to be filed with any Relevant Regulatory Authority;

FIRM PLACED SHARES means the 4,289,460 New Shares which certain Qualifying Shareholders of the Company have irrevocably undertaken to Nomura and the Company not to subscribe for pursuant to the Open Offer;

FORM OF PROXY means the form of proxy to be sent to Ordinary Shareholders for use in connection with the EGM;

FSA means the Financial Services Act 1986;

GROUP means the Company and its subsidiary undertakings as at the date hereof;

INTELLECTUAL PROPERTY RIGHTS means patents, trade marks, service marks, logos, get-up, trade names, rights in designs, copyright (including rights in computer software), internet domain names, moral rights, utility models, semi-conductor topography rights, rights in know-how, rights in databases and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world;

INTERIM RESULTS means the unaudited interim results of the Group for the six months ended 31 December 1999 and announced on 23 February 2000;

IRISH HOLDERS means Qualifying Shareholders with registered addresses in the Republic of Ireland who have not given to the Company an address in the United Kingdom for the service of notices on them;

JAPANESE HOLDERS means Qualifying Shareholders with registered addresses in Japan who have not given to the Company an address in the United Kingdom for the service of notices on them;

LICENCES IN means the licences of Intellectual Property Rights which have been granted to a member of the Group;

LICENCES OUT means the licences of Intellectual Property Rights which have been granted by a member of the Group to one or more third parties;

LISTING RULES means the Listing Rules of the London Stock Exchange;

LONDON STOCK EXCHANGE means London Stock Exchange Limited;

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MERGER AGREEMENT has the meaning ascribed to it in Recital (A);

MEMORANDUM means the cash flow and working capital memorandum prepared by the Company relating to the Group for the period to 31 December 2001 and dated 10 March 2000;

NEW SHARES means the 12,907,447 new Ordinary Shares which are to be allotted and issued pursuant to the Placing and Open Offer;

NOMURA ENGAGEMENT LETTER means the letter dated 22 December 1999 between the Company and Nomura relating to the appointment of Nomura as sponsor and in respect of the underwriting of the Placing and Open Offer;

NORTH AMERICAN HOLDERS means Qualifying Shareholders with registered addresses in the United States or Canada or any province of Canada who have not given the Company an address in the United Kingdom for the service of notices on them;

OFFICIAL LIST means the Official List of the London Stock Exchange;

OPEN OFFER means the invitation by Nomura, as agent for the Company, to Qualifying Shareholders to apply to subscribe for New Shares on the basis referred to in Recital (B);

ORDINARY SHAREHOLDERS means holders of Ordinary Shares;

ORDINARY SHARES means ordinary shares of 1p each in the capital of the Company;

PLACEES means the persons (including, if applicable, Nomura or its nominees) procured by Nomura to subscribe for New Shares pursuant to the Placing;

PLACING means the procurement of subscribers for the New Shares by Nomura pursuant to Clause 6.1(a);

PLACING AND OPEN OFFER PRESS ANNOUNCEMENT means the announcement dated 14 March 2000 giving details of the Placing and Open Offer (together with the Acquisition Press Announcement, the PRESS ANNOUNCEMENTS);

PLACING LETTER means the letter to be sent by Nomura to Placees by which the New Shares are to be placed with Placees, subject (save in respect of Firm Placed Shares) to a right of clawback in respect of any New Shares which are taken up under the Open Offer;

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POSTING DATE means the date of this Agreement or such later date as may be agreed by Nomura in writing;

PREVIOUS ANNOUNCEMENTS means all documents issued and announcements (other than the Press Announcement) made by or on behalf of the Company or any member of the Group to the public or the press since the Accounts Date;

PROCEEDINGS means any proceedings, investigation, reviews or analogous action by any Relevant Regulatory Authority, court or similar body in any jurisdiction;

QUALIFYING SHAREHOLDERS means Ordinary Shareholders on the register of members of the Company as at the close of business on the Record Date;

RECEIVING AGENT means IRG PLC, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TY;

RECEIVING AGENT AGREEMENT means the letter agreement between the Company and the Receiving Agent;

RECORD DATE means 3 March 2000;

RELEVANT LICENCE has the meaning given in warranty 12.1 in Schedule 2;

RELEVANT REGULATORY AUTHORITY means any governmental, quasi-governmental or other competent authority (whether at national, state, federal or other regional level) in any jurisdiction responsible for the grant, enforcement, modification or revocation (or any of them) of any Relevant Licence;

RELEVANT SUBSTANCE means any substance whatsoever in a solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance which is likely to cause harm to man or any other living organism supported by the environment (which includes natural resources whether pertaining to life or not, such as air, water, soil, fauna and flora and the interaction between the same factors and also the built environment), or damaging the environment or public health or welfare;

REPORT AND ACCOUNTS means the published consolidated balance sheet of the Group as at, and the consolidated profit and loss account of the Group for the financial period ended on, the Accounts Date (including the related directors' and auditors' reports, the cash flow statement, all related notes and the remainder of the annual report and accounts for that year);

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RESOLUTIONS means the resolutions to be set out in the notice of the EGM to be contained in the Circular to, inter alia, approve the Acquisition, increase the authorised share capital of the Company and to authorise the Directors to allot relevant shares, in each case so as to enable the Placing and Open Offer to be implemented;

SUBSCRIPTION PRICE means 350 pence per New Share;

SUPPLEMENTARY PROSPECTUS means any supplementary prospectus published by the Company pursuant to section 147 of the FSA;

TAKEN UP has the meaning ascribed to it in Clause 6.3;

TENDER OFFER has the meaning ascribed to it in Recital (B);

UNCERTIFICATED SHARES means those New Shares which will be issued in Uncertificated form pursuant to the Uncertificated Securities Regulations 1995; and

UNITED STATES means the United States of America, its territories and possessions, any State of the United States of America and the District of Columbia.

1.2  In this Agreement unless the context otherwise requires:

(a) words and expressions defined in the Companies Act shall bear the same meaning;

(b) headings are for convenience only and shall not affect the construction of this Agreement;

(c) any reference to an enactment is a reference to it as from time to time amended, consolidated or re-enacted (with or without modification) and includes all instruments or orders made under the enactment;

(d) any reference to Nomura approving or agreeing the form of the Circular or any Supplementary Prospectus, shall be a reference to such approval or agreement being given solely for the purposes of this Agreement; and

(e) the operation of the Contracts (Rights of Third Parties) Act 1999 is hereby excluded in relation to this Agreement and no other person other than the parties to this Agreement have the right to enforce any rights or benefits that may expressly or impliedly be granted to such party under the terms of this Agreement.

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1.3 The following draft documents are in the agreed form and, for the purposes of identification only, are initialled by or on behalf of the Company and Nomura and are marked as shown below:


             DOCUMENT                                                                  MARKED

(a)          The Press Announcements                                                     A

(b)          The Circular                                                                B

(c)          The Application Form                                                        C

(d)          The Form of Proxy                                                           D

(e)          The Placing Letter                                                          E

(f)          A document  consisting  of a record of questions  prepared to assist        F
             with the verification of the Press Announcements, the Circular and any Supplementary Prospectus together with the answers to those questions and copies of all evidence supporting those answers (the
             VERIFICATION NOTES); and

(g)          The undertakings from certain shareholders to the Company and               G
             Nomura not to take up their entitlement on the Open Offer (the
             UNDERTAKINGS).


CONDITIONS

2.1  Nomura's obligations under this Agreement are conditional on:

(a) the passing of the Resolution (without amendment) at the EGM on the EGM Date (and not, except with the written agreement of Nomura, at any adjournment of such meeting);

(b) none of the statements in Schedule 2 being, to an extent material in the context of the Placing and Open Offer, untrue or inaccurate or misleading:

          (i)   at the date of this Agreement; or

          (ii) at any time before Commencement of Dealings if they had been repeated by reference to the facts and circumstances then existing;

(c) no circumstance having arisen which would require a Supplementary Prospectus to be published by or on behalf of the Company prior to Commencement of Dealings;

(d) the fulfilment by the Company of its obligations under Clauses 3.1, 3.2, 4.3, and 4.5 by the times specified therein and the Company not being in breach of any other of its obligations under this Agreement prior to Commencement of Dealings;

(e) the Company confirming in writing to Nomura in a form reasonably satisfactory to it immediately prior to Admission that, apart from payment of consideration, there are no circumstances of which it is aware which entitle, or would, with the giving of notice, entitle the Company (or any of its subsidiaries) under the Merger Agreement not to proceed with the Acquisition or to terminate the Merger Agreement;

(f) either (i) all of the conditions to the Acquisition set forth in the Merger Agreement have been satisfied (other than the Admission becoming effective) or (ii) in the event that the Company elects to cause Golden Acquisition Corporation to make the Tender Offer, all of the conditions to the Tender Offer have been satisfied or waived (other than the Admission becoming effective), in each case, and the Merger Agreement not having been terminated in accordance with its terms;

(g) the Company having allotted the Placing Shares in accordance with Clause 7 (conditional only upon satisfaction of the Admission becoming effective and this Agreement not being terminated in accordance with its terms before such satisfaction); and

(h) Admission becoming effective in accordance with the Listing Rules by not later than 8.30 a.m. on 17 April 2000.

2.2  Nomura may, in its absolute discretion:

(a)  extend the time or date for satisfaction of any condition set out in Clause
     2.1 but not beyond 8.30 a.m. on 25 April 2000, in which case, a reference in this Agreement to the satisfaction of such condition shall be to its satisfaction by the time or date as so extended; or

(b)  waive the satisfaction of any such condition.

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2.3 If any condition set out in Clause 2.1 is not satisfied (or waived by Nomura in its absolute discretion), or becomes incapable of being satisfied, by the required time and date then, without prejudice to any liability for any prior breach of this Agreement or any of the representations and warranties contained herein:

(a)  Nomura's obligations under this Agreement shall cease and determine; and

(b) the Company's obligations and agreements under Clauses 8, 9, 11, 12, 14, 15, 16, 18 and 19 shall remain in full force and effect and the Company's other obligations under this Agreement shall cease and determine.

THE LONDON STOCK EXCHANGE

3.1 The Company confirms that it has applied to the London Stock Exchange for admission of the New Shares to the Official List. The Company shall use all reasonable endeavours to obtain permission for the admission of the New Shares to the Official List (subject only to the allotment of the New Shares) as soon as practicable and, in any event, prior to the EGM Date.

3.2 The Company confirms that it has applied for formal approval of the Circular for the purposes of, and in accordance with, the Listing Rules and shall use all reasonable endeavours to obtain such approval as soon as practicable and in any event before despatching the Circular.

3.3 The Company shall supply all information, give all undertakings, execute all documents, pay all fees and do or procure to be done all things in each case as may be necessary or required (a) by the London Stock Exchange for the purposes of obtaining formal approval of the Circular and obtaining Admission, and (b) to comply with the Listing Rules, the FSA and the Companies Act.

3.4 The Company shall notify Nomura immediately upon its becoming aware of any matter referred to in paragraph (a) or (b) of section 147(1) of the FSA which arises between publication of the Circular and Commencement of Dealings. The Company shall deal with every such matter in accordance with section 147 of the FSA and the Listing Rules (including paragraphs 5.14 to 5.16, 8.1, 8.14 and 8.20).

3.5 The Company shall, from time to time until Admission, procure (to the extent that it lies in its power to do so) to be communicated or delivered to Nomura all such information and documents (signed by the appropriate person where so required) as Nomura may reasonably require to enable it to discharge its obligations hereunder and pursuant to or in connection with the Placing or the

Open Offer or as may be required to comply with the requirements of the FSA or the London Stock Exchange.

3.6 Nomura shall provide reasonable assistance to the Company to enable it to comply with its obligations under Clauses 3.1 and 3.2.

APPROVAL, RELEASE AND DELIVERY OF DOCUMENTS

4.1 The Company confirms to Nomura that a meeting or meetings of the board of Directors (or a duly constituted and authorised committee of the board) has been held which has:

(a) authorised the Company to enter into and perform its obligations under this Agreement and the Merger Agreement;

(b)  approved the form and release of the Press Announcements;

(c) approved the form of the Circular, the Application Form and the Form of Proxy and authorised their publication and approved and authorised the publication of other documents connected with the Acquisition, the Placing and the Open Offer, as appropriate;

(d)  approved the making of the Placing and Open Offer;

(e) approved the making of an application for admission of the New Shares to the Official List; and

(f) authorised all necessary steps to be taken by the Company in connection with each of the above matters.

4.2 The Company authorises Nomura to deliver an underwriting proof of the Circular to any potential Placees.

4.3 Subject to the London Stock Exchange having formally approved the Circular for the purpose of the Listing Rules, the Company shall:

(a) deliver one copy of the Circular to the Registrar of Companies in England and Wales for registration in accordance with section 149 of the FSA prior to despatch of the Circular;

(b)  make further copies of the Circular available in accordance with paragraphs
     8.4 to 8.6 of the Listing Rules and make available to Nomura such number of copies of the Circular and Application Form as it may reasonably require; and

(c) subject to Clause 4.4, despatch the Circular, the Application Form and Form of Proxy to Ordinary Shareholders, as soon as practicable and in any event on the date of this Agreement.

4.4 The Company shall procure that North American Holders, Australian Holders, Irish Holders and Japanese Holders are not sent Application Forms unless on or prior to the Acceptance Date they have satisfied the Company that they are permitted to take up their entitlements under the Open Offer without breach of any applicable law.

4.5 Before despatching the Circular, the Company shall deliver the documents referred to in Part 1 of Schedule 1 to Nomura.

4.6 Following the passing of the Resolutions, and in any event not later than
5.00 p.m. on the Dealing Day immediately preceding the date of Admission, the Company shall deliver the documents referred to in Part 2 of Schedule 1 to Nomura.

4.7 Each document referred to in this Clause 4 and in Schedule 1 and any Supplementary Prospectus shall be in the form approved by Nomura for the purposes only of underwriting the Placing and Open Offer.

4.8 If any meeting of the board of Directors referred to in this Clause 4 or in
Schedule 1 is a meeting of a committee of the board of Directors, the Company shall deliver a certified copy of the minutes of the meeting of the board of Directors appointing such committee with the minutes of the relevant meeting.

APPOINTMENT OF NOMURA

5.1 The Company hereby irrevocably appoints Nomura as its agent for the purposes of making the Open Offer on the terms and subject to the conditions set out or referred to in the Circular and the Application Form and Nomura accepts such appointment.

5.2 The appointment referred to in Clause 5.1 confers on Nomura and its agents all powers, authorities and discretions on behalf of the Company which Nomura or such agents reasonably consider necessary or desirable in connection with the Open Offer and the Company agrees to ratify and confirm everything which Nomura or such agents shall lawfully do on behalf of the Company in the exercise of such appointment, powers, authorities and discretions.

5.3 The Company hereby irrevocably and unconditionally confirms the appointment of Nomura as sponsor in connection with the admission of the New Shares to the Official List of the London Stock Exchange and Nomura hereby accepts such appointment. The Company hereby confirms that the foregoing appointment confers on Nomura all powers, authorities and discretions on its behalf which are necessary for, or reasonably incidental to, the performance of its functions as sponsor and obtaining Admission and the Company hereby agrees to ratify and confirm everything which Nomura shall lawfully and properly do in accordance with the terms of this Agreement in the exercise of such appointment, powers, authorities and discretions.

5.4 Notwithstanding that Nomura acts as agent of the Company in connection with the Placing and Open Offer:

(a) it may receive and retain for its own benefit any commissions or brokerage or other benefit paid to or lawfully and properly received by it or its agent in connection with the Placing and Open Offer and shall not be liable to account to the Company for any such commission, brokerage or other benefit; and

(b) any New Shares which it or any such agent subscribes may be retained or dealt in by it or such agent for its or such agent's own use and benefit.

THE PLACING AND THE OPEN OFFER

6.1 Subject to the conditions set out in Clause 2.1 and in reliance on the covenants, indemnities, representations and warranties contained in this Agreement, Nomura shall:

(a) use its reasonable endeavours to arrange Placees for the New Shares at the Subscription Price on the basis of the information contained in the Circular, subject (save in respect of Firm Placed Shares) to a right of clawback in respect of any New Shares which are taken up under the Open Offer; and

(b) as agent for the Company, by means of the Circular and the Application Form, invite Qualifying Shareholders to apply to subscribe for the New Shares at the Subscription Price and otherwise on the terms and conditions set out therein.

6.2 Neither the Open Offer nor any of its terms and conditions shall be varied, extended, amended or withdrawn without the prior written consent of Nomura, such consent not to be unreasonably withheld or delayed.

6.3 New Shares in respect of which Application Forms are (or are treated by the Company pursuant to the provisions set out below as having been) lodged for acceptance by 3.00 p.m. on the Acceptance Date (and which have not by that time been rejected, whether as a result of the Money Laundering Regulations 1993 or otherwise), in each case in accordance with the terms of the Circular and the Application Form, and which are accompanied by:

(a) cheques which have not, before 3.00 p.m. on the Acceptance Date, been notified to the Receiving Agent as not having been accepted by the drawee on first presentation; or

(b)  other remittances,

for the full amount payable in respect of such New Shares, are referred to in this Agreement as having been TAKEN UP, PROVIDED THAT, at the absolute discretion of the Company, New Shares shall for the purpose of this Agreement be deemed to have been taken up by 3.00 p.m. on the Acceptance Date if a cheque or other remittance for the full amount payable in respect of such New Shares (and whether or not such cheque or other remittance shall be honoured) is received prior to 3.00 p.m. on the Acceptance Date from an authorised person (as defined in the FSA) who shall have specified the New Shares concerned and undertaken to lodge the relevant Application Form duly completed in due course. The risk attaching to any cheque or other remittance accompanying any Application Form which has not been dishonoured prior to the Acceptance Date shall be borne by the Company.

6.4 As soon as practicable after 3.00 p.m. on the Acceptance Date and by not later than 8.00 a.m. on the first Dealing Day after the Acceptance Date, the Company will (or will procure that the Receiving Agent will) notify Nomura in writing of the number of New Shares which have not been taken up. Where cheques or bankers' drafts in relation to an Application Form have been dishonoured prior to 3.00 p.m. on the Acceptance Date the New Shares to which such Application Form relates will be treated as not having been taken up and where the relevant application has been rejected prior to 3.00 p.m. on the Acceptance Date due to a failure to provide satisfactory evidence of identity in order to comply with the Money Laundering Regulations 1993 in the manner contemplated in the Circular and the Application Form, the New Shares to which such application relates will be treated as not having been taken up. The obligations of Nomura shall cease in respect of any New Shares which are taken up.

6.5 Nomura shall, in its absolute discretion, determine the identity of the proposed Placees (if any) for the New Shares not taken up, the extent to which each Placee is to subscribe for such shares and all other matters in respect of the Placing including the last time at which Placing Letters may be despatched and allocations pursuant thereto may be made.

6.6 Subject to the Company complying with Clause 6.4, if by 3.00 p.m. on the Dealing Day immediately preceding the date of Admission, there are New Shares which are not taken up and for which no Placees have been arranged, Nomura shall itself subscribe (as principal) for such New Shares on the basis of the information contained in the Circular and the Application Form (other than as to the time and method of acceptance and payment).

6.7 Nomura will procure that the Company (or the Receiving Agent on behalf of the Company) is notified of the names and registration details of the Placees allocated New Shares which are not taken up together with details of any subscription for such shares to be made by Nomura pursuant to Clause 6.6, and shall specify whether such shares are to be issued in certificated or uncertificated form as soon as reasonably practicable after the Company has complied with its obligations under Clause 6.4.

COMPLETION

7.1 As soon as practicable after notification of the details referred to in Clause 6.7, and in any event by 5.00 p.m. on the Dealing Day immediately preceding the date of Admission, the Company shall allot the New Shares pursuant to, a resolution of the Board of Directors (or a duly authorised committee thereof) to:

(a) Qualifying Shareholders (or their nominee) who took up such shares under the Open Offer; and

(b) in accordance with the details notified to the Company pursuant to Clause 6.7, to the Placees (or their nominee) and (to the extent so notified) to Nomura.

7.2  The allotment of the New Shares will be made:

(a)  subject only to Admission;

(b) on the basis of the information set out in the Circular and the Application Form; and

(c) on terms that, upon Admission they shall be issued as fully paid up and will rank pari passu in all respects with the existing issued Ordinary Shares and will be issued free from all liens, charges, encumbrances and equities.

7.3 Following Admission, the Company shall forthwith procure the registration of the details of the persons referred to in Clause 7.1 in the Company's register of members in respect of the New Shares. In addition, the Company shall:

(a) in the case of the Certificated Shares to be issued pursuant to the Open Offer and to the persons referred to in Clause 6.7, procure that the Receiving Agent shall despatch definitive share certificates in the names of the respective allottees by first class post to the persons entitled thereto as soon as possible and in any event by no later than 3.00 p.m. on the fourth Dealing Day after Admission; and

(b) in the case of the Uncertificated Shares, procure that the Receiving Agent shall transfer such shares to the respective allottees through CREST by not later than 3.00 p.m. on the date of Admission.

7.4 As soon as reasonably practicable following Admission (and in any event by not later than 3.00 pm on the second Dealing Day thereafter), and subject to the Company having complied with its obligations under Clauses 7.2 and 7.3, Nomura shall procure payment of the Subscription Price for the New Shares which are not taken up to the Company (or to the Receiving Agent) subject to deduction in accordance with Clause 8.2, which payment shall constitute a complete discharge to Nomura of its obligations to the Company under Clauses 6 and 7. It shall be the responsibility of the Company to procure that the Receiving Agent pays to the Company an amount representing the aggregate Subscription Price for the New Shares taken up under the Open Offer.

COMMISSIONS AND EXPENSES

8.1 The Company shall pay Nomura in consideration for its services under this
Agreement:

(a) a commission of 2.625 per cent. of the value of the aggregate number of the New Shares at the Subscription Price in respect of the period from (and including) the date of this Agreement to (but excluding) the date falling thirty five days after the date of this Agreement; and

(b) a commission of 0.125 per cent. of the value of the aggregate number of the New Shares at the Subscription Price in respect of each period of seven days or part thereof from (and including) the date falling thirty five days after the date of this Agreement to (and including) the second Dealing Day after the Acceptance Date or, if earlier, the date on which Nomura's obligations under this Agreement cease in accordance with Clause 2.3.

8.2 The Company shall pay such commissions to Nomura by not later than 3.00 p.m. on the day upon which Nomura procures payment to the Company (or to the Receiving Agent) pursuant to Clause 7.4 or, if earlier, on the first Dealing Day after the date on which Nomura's obligations under this Agreement cease in accordance with Clause 2.3. Without prejudice to its right to receive payment directly from the Company pursuant to this Clause 8.2, Nomura shall be entitled and is authorised to deduct some or all of such commissions and any fee and expense which the Company has agreed to pay Nomura from any amount otherwise payable by Nomura to the Company (or to the Receiving Agent) under this Agreement.

8.3 Out of the commissions referred to in Clause 8.1, Nomura may pay commissions to such persons (if any) as it may procure to subscribe for the New Shares.

8.4 In addition to the commissions referred to in Clause 8.1, the Company shall pay (whether or not Nomura's obligations under this Agreement become unconditional) all costs and expenses of, or in connection with, the Placing and Open Offer, the EGM, the allotment and issue of the New Shares and this Agreement. This shall include (but shall not be limited to) the London Stock Exchange listing fees, other regulatory fees and expenses, printing and advertising costs, postage, registrars' and the Receiving Agent's charges, its own and Nomura's reasonable legal and other out-of-pocket expenses, all accountancy and other professional fees, public relations fees and expenses and all stamp duty and stamp duty reserve tax (if any) and other duties and taxes in connection with the Placing and Open Offer, the EGM, the allotment and issue of the New Shares and this Agreement. The Company shall immediately on request pay or reimburse Nomura the amount of any expenses which are to be borne by the Company and which Nomura (or any subscriber for New Shares) has paid.

8.5 Where, pursuant to this Agreement, a sum is paid or reimbursed to Nomura, the Company shall also pay to Nomura in respect of value added tax:

(a) where the payment or reimbursement constitutes the consideration or part of it for any supply of services by Nomura to the Company, such amount as equals any value added tax properly payable thereon and on such irrecoverable value added tax, if any, as is referred to in (b) below;

(b) (except where (c) below applies) such amount as equals any value added tax charged to Nomura in respect of any cost, charge or expense which gives rise to the payment or reimbursement and which Nomura certifies is not recoverable by it by repayment or credit, that certificate to be conclusive save in the case of manifest error; and

(c) on any payment or reimbursement in respect of or indemnification for costs, charges or expenses incurred by Nomura as agent for the Company, such amount as equals the amount included in the costs, charges or expenses in respect of value added tax.

RESTRICTIONS ON ACTIONS AND ANNOUNCEMENTS

9.1 Without Nomura's prior consent, the Company shall not, and shall procure that no other member of the Group shall, and shall use its reasonable endeavours to procure so far as it is in its power to do so that Everest Medical Corporation will not, between the date of this Agreement and the date which is twenty Dealing Days after, as appropriate, the Acceptance Date or the date that the Nomura's obligations under this Agreement cease in accordance with Clause 2.3:

(a) enter into any commitment or agreement, or put itself in a position where it is obliged to announce that any commitment or agreement may be entered into, which is or may be material in the context of the Placing and Open Offer or the underwriting of the New Shares;

(b) allot, issue or grant any rights in respect of any securities of the Company (except for the grant of options under, and the allotment and issue of Ordinary Shares pursuant to options granted under, the Company's Inland Revenue approved share option schemes, in each case in accordance with normal practice); or

(c) publish, file, make or despatch any announcement, document or other communication which is or may be material in the context of the Placing and Open Offer or the underwriting of the New Shares (save for the publication, filing, making or despatch, as the case may be, of the Circular, the Form of Proxy, the Application Form and any Supplementary Prospectus in accordance with the terms of this Agreement) and any announcements or filings required to be filed by the Company, Golden Acquisition Corporation or Everest under U.S. Securities Laws in connection with the Tender Offer or any of the other transactions contemplated by the Merger Agreement.

9.2 The Company undertakes to make all such announcements concerning the Placing and Open Offer and/or the Acquisition as shall be necessary to comply with the Listing Rules and/or section 47 of the FSA or which Nomura otherwise reasonably considers to be necessary or desirable (including, without limitation, for the purposes of procuring Placees or potential subscribers for any New Shares in accordance with this Agreement) and Nomura shall be entitled (following consultation with the Company where practicable) to make any such announcement if the Company fails (in the opinion of Nomura acting in good faith) promptly to fulfil its obligations under this Clause 9.2.

9.3 The Company undertakes to do all such reasonable acts and things as are reasonably necessary to enable the provisions of this Agreement, the Placing, and the Open Offer to be carried out and given full force and effect.

9.4 The Company agrees with and acknowledges to Nomura that neither Nomura nor any of its advisers shall be responsible to the Company or any of its directors for verifying the accuracy and/or fairness of any information published in the Circular save in respect of the details of and information contained in the Circular of the mechanics of the Placing and Open Offer or otherwise published by the Company in connection with the Placing and Open Offer or the Acquisition, unless (and only to the extent that) Nomura has taken specific responsibility for such verification.

9.5 The Company undertakes that it will not agree to any material alteration, revision or amendment of the terms or conditions of either the Tender Offer or the Merger Agreement (or any document entered into pursuant thereto) or waive (in whole or in part) or amend or extend any material condition thereof or grant any material indulgence thereunder or, subject as aforesaid, proceed to completion thereof without full satisfaction of all of the terms and conditions of the Tender Offer or the Merger Agreement or in circumstances where the Company is aware that it is entitled to rescind or terminate the Tender Offer or the Merger Agreement without the prior written consent of Nomura.

REPRESENTATIONS AND WARRANTIES

10.1 The Company represents, warrants and undertakes to Nomura in the terms set out in Schedule 2. The Company acknowledges that Nomura is entering into this Agreement in reliance on such representations, warranties and undertakings. Each representation, warranty and undertaking shall be construed separately and shall not be limited or restricted by reference to or inference from the terms of any other representation, warranty and undertaking or any other term of this Agreement.

10.2 The Company shall use its best endeavours not to (and shall use reasonable endeavours to procure that no other member of the Group nor any of its or their respective directors, officers, employees or agents shall) cause or (so far as they are able, using reasonable endeavours) permit any event to occur or omit to do anything between the date of this Agreement and the date which is five Dealing Days after, as appropriate, the Acceptance Date or the date on which Nomura's obligations under this Agreement cease in accordance with Clause 2.3 which would make any statement in Schedule 2 untrue, inaccurate or misleading if such statement were repeated at such date by reference to the facts and circumstances then existing.

10.3 The Company shall as soon as reasonably practicable notify Nomura (giving reasonable details) if it comes to the knowledge of the Company or any Director that any statement in Schedule 2 was untrue, inaccurate or misleading at the date of this Agreement or would be untrue, inaccurate or misleading if repeated by reference to the facts and circumstances existing at any time during the period referred to in Clause 10.2 or if the Company is in breach of any of its obligations under this Agreement.

10.4 The Company agrees that Nomura and each Placee shall be entitled (as subscribers for New Shares) to the same remedies and rights of action against the Company, and to the same extent, as any person who acquires any New Shares pursuant to the Open Offer on the basis of the Circular.

10.5 References in this Agreement to a representation, warranty or undertaking being (or not being) true and accurate or not being (or being) misleading IN ANY MATERIAL RESPECT shall mean material in the context of the Placing and Open Offer or the underwriting of the New Shares. In that connection and otherwise in this Agreement in relation to references to a matter which would or might be MATERIAL IN THE CONTEXT OF THE UNDERWRITING OF THE NEW SHARES, a matter shall, without limitation, be deemed to be so material if it would have been material for disclosure to potential Placees had such matter existed when Placees were sought for the New Shares.

10.6 The representations, warranties and undertakings referred to in Clauses
10.1 to 10.5 shall remain in full force and effect notwithstanding completion of all matters and arrangements referred to in, or contemplated by, this Agreement.

INDEMNITY

11.1 Nothing in this Clause 11 shall operate to exclude or restrict any duty or liability of Nomura under the FSA or under the regulatory system (as defined in the rules of The Securities and Futures Authority Limited) to an extent greater than permitted by those rules.

11.2 No claim shall be made against Nomura or any subsidiary undertaking or holding company of Nomura or any subsidiary undertaking of such holding company or any of their respective shareholders, directors, officers, agents or employees (each, together with Nomura, referred to in this clause 11 as an INDEMNIFIED PERSON) to recover any loss, damage, cost, charge or expense which any member of the Group or any of their respective directors, officers, agents or employees or any other person may suffer or incur by reason of, or arising out of, the carrying out by Nomura or on its behalf of its obligations and services under this Agreement or otherwise in connection with the Placing and Open Offer or the listing of the New Shares (the COMPANY LOSSES) unless and to the extent that such loss, damage, cost, charge or expense arises from the negligence or wilful default of Nomura or that Indemnified Person or any breach by Nomura of its obligations under this Agreement.

11.3 Notwithstanding anything in Clause 11.2 above, where any Indemnified Person is the subject of a claim alleging liability in respect of any Company Losses, then the total amount of such Company Losses recoverable from any such Indemnified Persons shall be limited to such proportion of the Company Losses as is finally determined to be just and equitable, having regard to the relative responsibility of (i) all Indemnified Persons taken together so liable and (ii) any other person (including for the avoidance of doubt, both the Company (and any director, employee, agent, subsidiary or affiliate of the Company) and any other person unrelated to the Company) who is jointly or severally liable for the Company Losses or any part thereof (a THIRD PARTY). For the avoidance of doubt, any limitation or exclusion or restriction on the liability of any Third Party under any jurisdiction, whether arising under statute or contract or resulting from death, bankruptcy or insolvency shall be ignored for the purposes of determining the extent of responsibility of that Third Party under (ii) above.

11.4 Without prejudice to Clause 11.3 above, insofar as the Company has engaged any adviser (a CAPPED ADVISER) on the basis that its liability to the Company arising out of any default by it or otherwise in connection with the Placing and Open Offer is subject to any limitation, the liability of each Indemnified Person to the Company or any other person in respect of the Company Losses shall not exceed the amount for which that Indemnified Person would have been liable after deducting any amount which that Indemnified Person would have been entitled to recover from the capped adviser, in the absence of the limitation of the capped adviser's liability, by way of contribution to that Indemnified Person, in respect of the matter concerned.

11.5 The Company undertakes with Nomura for itself and as trustee for each other Indemnified Person to keep each Indemnified Person indemnified against all actions, claims or demands brought or made (or threatened to be brought or made) in any jurisdiction against that Indemnified Person (whether or not successful, compromised or settled) and against all losses, liabilities, costs, charges and expenses in any jurisdiction which any Indemnified Person may suffer or incur (including, without limitation, all such losses, liabilities, costs, charges and expenses as the Indemnified Person suffers or incurs in investigating, responding to, preparing for or disputing any actions, claims or demands or in enforcing its rights under this Clause 11), and whether the same are made, suffered or incurred (as the case may be) before or after the date of this Agreement, and which in any case results from, is attributable to or arises in connection with (directly or indirectly) the matters contemplated by this Agreement including, without limitation:

(a) Nomura (or any person on its behalf) carrying out or performing its obligations or services under this Agreement or in connection with the Placing and Open Offer or the listing of the New Shares;

(b) the Placing and Open Offer, the allotment and issue of the New Shares, the release, despatch, filing or publication (as the case may be) of the Press Announcement, the Circular, the Form of Proxy, the Application Form, or any Supplementary Prospectus; or

(c) any breach or alleged breach by the Company of any of its obligations under this Agreement or any of the representations, warranties or undertakings set out or referred to in this Agreement or otherwise in connection with the Placing and Open Offer, unless and to the extent that the relevant action, claim, demand, loss, liability, cost, charge or expense arises from the negligence or wilful default of Nomura or that Indemnified Person or any breach by Nomura of its obligations under this Agreement, PROVIDED THAT an Indemnified Person shall not be entitled to be indemnified pursuant to this Clause 11.5 in respect of any relevant action, claim, demand, loss, liability, cost, charge or expense suffered or incurred which (i) is an unrealised or realised loss in respect of the value of any New Shares subscribed by an Indemnified Person unless and to the extent that the same arise or result from any breach by the Company of any of its obligations under this Agreement, any breach of the representations, warranties and undertakings referred to in Clause 10.1 or any other neglect or default on the part of the Company or (ii) arises from the publication of any research note produced by Nomura (in respect of which the Company shall have no liability).

11.6 Subject to the requirement of a relevant insurer, if any claim is made against an Indemnified Person for which indemnity is sought under Clause 11.5, Nomura shall notify the Company as soon as reasonably practicable and consult with the Company with respect to the handling of the claim.

11.7 If the United Kingdom Inland Revenue or any other taxing authority in any jurisdiction brings into charge to taxation any sum payable to Nomura or another Indemnified Person under this Agreement (other than the commissions payable pursuant to Clause 8.1), then (to the extent that the loss, damage, liability, cost, charge or expense in respect of which the sum is payable is not allowable to the relevant Indemnified Person as a deduction for tax purposes against the sum so payable and in the same accounting period as that in which such sum is brought into charge to tax) the sum so payable shall be grossed up by such amount as will ensure that after deduction of the taxation so chargeable there shall remain a sum equal to the amount that would otherwise be payable under this Agreement.

11.8 All sums payable to Nomura or another Indemnified Person under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the Company shall pay such additional amount as shall be required to ensure that the net amount received by the Indemnified Person concerned will equal the full amount which would have been received by it had no such deduction or withholding been made.

11.9 Notwithstanding any other provision of this Agreement, no Indemnified Person shall be liable to the Company for, or lose the benefit of the provisions of this Clause 11 as a result of, any delay in performance or non-performance of its obligations arising under, out of, or in connection with, this Agreement where such performance is delayed or prevented by circumstances beyond its reasonable control.

11.10 The provisions of Clauses 11.1 to 11.9 will remain in full force and effect notwithstanding the completion of all matters and arrangements referred to in or contemplated by this Agreement.

11.11 The Company and Nomura undertake with each other that neither the Company nor Nomura nor any of its employees or agents nor any person acting on its instructions will engage in (i) any direct selling efforts as such term is defined in Regulation S of the US Securities Act of 1933, as amended (the SECURITIES ACT) or (ii) any form of general solicitation or general advertising as such terms are used in Rule 502 of the Securities Act in respect of the New Shares.

MISCELLANEOUS

12.1 For the avoidance of doubt, the Company acknowledges and agrees that it is responsible for any due diligence carried out by the Company or its other advisers in relation to the Acquisition and the Placing and Open Offer and that neither Nomura nor any of its advisers shall be responsible to Company or any Director for any such due diligence in relation thereto or for verifying the accuracy or fairness of any information published by or on behalf of the Company in connection with the Acquisition and the Placing and Open Offer save for the description in such Circular of the mechanics of the Placing and Open Offer.

12.2 The Company agrees that for the purpose of the Placing and Open Offer (including for the purposes of seeking to procure any Placees for the New Shares) Nomura shall not be responsible for the provision of or obtaining advice as to the requirements of applicable laws or regulations of jurisdictions other than the United Kingdom nor shall it be responsible where it or the Company has acted in reliance on any advice obtained by the Company in respect thereof.

12.3 The Company acknowledges that the representations, warranties, undertakings and indemnities contained in this Agreement are given to Nomura in connection with the Placing and Open Offer and the listing of the New Shares whether in its capacity as underwriter, financial adviser or sponsor and references in this Agreement to Nomura shall be construed accordingly.

RECEIVING AGENT

13. The Company confirms that it has instructed the Receiving Agent to act as receiving agent in connection with the Placing and Open Offer and the EGM and to perform the obligations assigned to it under the Circular, the Form of Proxy, the Application Forms and this Agreement as receiving agent.

TIME OF THE ESSENCE

14. Any time, date or period mentioned in this Agreement may be extended by mutual agreement between the Company and Nomura but as regards any time, date or period originally fixed, or any time, date or period so extended, time shall be of the essence.

WAIVER

15.1 Any right or remedy of Nomura under this Agreement shall only be waived or varied by an express waiver or variation in writing.

15.2 No failure or delay by Nomura in exercising any right or remedy under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of the right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any other or further exercise of such right or remedy or the exercise of any other right or remedy. The rights, powers and remedies of Nomura provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

NOTICES

16.1 Any notice to be given under, or in connection with, this Agreement shall be in writing and be signed by or on behalf of the party giving it. It shall be served by sending it by fax to the number set out in Clause 16.2 or by delivering it by hand, or sending it by pre-paid recorded delivery, special delivery or registered post, to the address set out in Clause 16.2 marked for the attention of the relevant party (or as otherwise notified from time to time under this Agreement).

Any notice so served shall be deemed to have been duly received:

(a)  in the case of delivery by hand, when delivered;

(b)  in the case of fax, at the time of transmission; and

(c) in the case of pre-paid recorded delivery, special delivery or registered post, on the Dealing Day following the date of posting;

provided that if delivery by hand or fax occurs on a day which is not a Dealing Day or after 6 p.m. on a Dealing Day, service shall be deemed to occur at 9 a.m. on the following Dealing Day.

16.2 The addresses of Nomura and the Company for the purpose of Clause 16.1 are:

          (i)         THE COMPANY:          Fortran Road
                                            St. Mellons
                                            Cardiff CF3 0LT
                                            Fax No. 01222 300 101
                                            For the attention of: John Bradshaw,
                                            Finance Director

                                            cc: Ashurst Morris Crisp
                                            Ref: PRVB/G85600001

          (ii)        NOMURA:               Nomura House
                                            1 St. Martin's-le-Grand
                                            London EC1A 4NP
                                            Fax No. 0207 521 3655
                                            For the attention of: Graeme Muir
COUNTERPARTS

17. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

ENTIRE AGREEMENT

18. This Agreement and the Nomura Engagement Letter, excluding any provisions in the Nomura Engagement Letter relating to claims or indemnification of Nomura or Indemnified Persons and any other obligations of the Company contained therein in either case relating to the Placing and Open Offer, represent the entire agreement between the parties in relation to the subject matter of this Agreement and supersede any previous agreement whether written or oral between the parties in relation to that subject matter. Accordingly, all other terms, conditions, representations, warranties and other statements which would otherwise be implied (by law or otherwise) shall not form part of this Agreement.

GOVERNING LAW

19. This Agreement shall be governed by and interpreted in accordance with English law and the parties hereto irrevocably submit to the exclusive jurisdiction of the courts of England.

                                   SCHEDULE 1

                              DELIVERY OF DOCUMENTS

                                     PART 1

Before despatching the Circular, the Company shall deliver to Nomura:

(a)  a certified copy of the minutes of the meeting referred to in Clause 4.1;

(b)  a signed copy of the Verification Notes relating to the Circular;

(c) a certified copy of the signed letters of responsibility to the Directors and to Nomura from each Director accepting responsibility for the information contained in the Circular and any Supplementary Listing Particulars;

(d)  a copy of the Memorandum;

(e) a letter to the Directors and to Nomura from the Auditors relating to the working capital statements in the Circular;

(f) a letter to the Directors and to Nomura from the Auditors confirming the correct extraction of financial information contained in the Circular;

(g) a copy of the letters to the London Stock Exchange from each Director under paragraph 5.5 of the Listing Rules;

(h) a letter to Nomura from each Director relating to the matters referred to in paragraph 2.9 of the Listing Rules;

(i) letters to Nomura from the Company relating to the matters referred to in paragraphs 2.14, 2.15 and 2.15A of the Listing Rules;

(j) a letter to Nomura from each of the Company, the Auditors and the Company's solicitors relating to the matters referred to in paragraph 2.8 of the Listing Rules;

(k) a copy of the Circular bearing evidence of formal approval by the London Stock Exchange; and

(l) evidence that the Circular has been delivered to the Registrar of Companies in England and Wales for registration in accordance with section 149 of the FSA.

                                     PART 2

Following the passing of the Resolution, the Company shall deliver to the
Nomura:

(a) a certified copy of the Resolution and any other ordinary or special resolution of the Company in general meeting authorising the Directors under section 80 of the Companies Act to allot the New Shares and disapplying section 89 of the Companies Act in connection with allotments made pursuant to the section 80 authority; and

(b) a certified copy of the resolution of the board of Directors allotting the New Shares as referred to in Clause 7.1.

                                   SCHEDULE 2

                         REPRESENTATIONS AND WARRANTIES

PUBLIC DOCUMENTATION

1.1 All statements of fact in the Tender Offer Documents, the Press Announcements, the Circular, the Application Form and the Form of Proxy are true and accurate in all material respects and are not misleading in any material respect.

1.2 All estimates and all statements of opinion, intention or expectation in the Tender Offer Documents, the Press Announcements, the Circular, the Application Form and the Form of Proxy are made on reasonable grounds after due and careful consideration, honestly held by the Directors and fairly based.

1.3 There are no facts or circumstances known, or which could on reasonable enquiry have been known, to the Company or the Directors which are not stated in the Press Announcement or the Circular (as the case may be) the omission of which would make any statement or estimate therein misleading in any material respect and which would or might be material in the context of the Placing and Open Offer or the underwriting of the New Shares.

1.4 All statements of fact in any Supplementary Prospectus will be true and accurate in all material respects and will not be misleading in any material respect.

1.5 All estimates and all statements of opinion, intention or expectation in any Supplementary Prospectus will be made on reasonable grounds after due and careful consideration, honestly held by the Directors and fairly based.

1.6 There will be no facts or circumstances known, or which could on reasonable enquiry have been known, to the Company or the Directors which are not stated in any Supplementary Prospectus the omission of which would make any statement or estimate therein misleading in any material respect and which would or might be material in the context of the Placing and Open Offer or the underwriting of the New Shares.

1.7 Each of the Circular, the Application Form and the Form of Proxy comply (and any Supplementary Prospectus will comply) with the Company's Articles of Association and with all relevant laws and regulations of the United Kingdom and any other relevant jurisdiction including, without limitation, the Listing Rules and the requirements of the London Stock Exchange, the Companies Act and the FSA.

1.8 Without prejudice to the generality of paragraphs 1.1 to 1.7, the Circular contains (and any Supplementary Prospectus, when taken together with the Circular, will contain) all such information as investors and their professional advisers would reasonably require, and reasonably expect to find there, for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses, and prospects of the Company and of the rights attaching to the New Shares, having regard to the matters referred to in section 146(3) of the FSA.

PREVIOUS ANNOUNCEMENTS

2.1 In the Report and Accounts, the Interim Results and all Previous Announcements, save to the extent corrected in any announcement or public document subsequently made or released by or on behalf of the Company through the Regulatory News Service of the London Stock Exchange:

(a) all statements of fact were when made and remain true and accurate in all material respects and not misleading in any material respect;

(b) all estimates and all statements of opinion, intention or expectation which are or might be material in the context of the Placing and Open Offer or the underwriting of the New Shares were made on reasonable grounds after due and careful consideration, were and remain honestly held by the Directors and were fairly based; and

(c) there were and are no other facts known, or which could on reasonable enquiry have been known, to the Company or the Directors which were not included in the relevant document or announcement, the omission of which made or makes any statement or estimate in that document or announcement misleading or which would or might be material in the context of the Placing and Open Offer or the underwriting of the New Shares.

2.2 Each Previous Announcement complied with the Company's Articles of Association and with all relevant laws and regulations of the United Kingdom and any other relevant jurisdiction including, without limitation, the Listing Rules and the requirements of the London Stock Exchange, the Companies Act and the FSA.


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REPORT AND ACCOUNTS

3.   The Report and Accounts:

(a) give a true and fair view of the state of affairs of the Group as at the Accounts Date, of the loss of the Group for the financial year ended on that date and of the results of the cash flows for the Group for the financial year ended on that date; and

(b) have been prepared in accordance with the Companies Act and all applicable statements of standard accounting practice and generally accepted accounting principles and practices consistently applied.

INTERIM RESULTS

4. The Interim Results were prepared with reasonable care and attention and have been properly compiled in accordance with the Listing Rules, all applicable statements of standard accounting practice, with generally accepted accounting principles and practices consistently applied and on a basis consistent with the accounting policies and principles applied in the preparation of the Report and Accounts except, in each case, in so far as inappropriate in respect of the preparation of interim results.

POSITION SINCE ACCOUNTS DATE

5.1 Since the Accounts Date and save as subsequently disclosed in the Report and Accounts, the Press Announcements and the Interim Results and any Previous Announcement made before the date of this Agreement:

(a) the business of the Group has been carried on in the ordinary and usual course;

(b) there has been no adverse change in the financial or trading position or prospects of the Group; and

(c) no contracts or commitments of an unusual or unduly onerous nature have been entered into by any member of the Group,

save, in each case, for matters which, individually or in aggregate, are not material for disclosure in the context of the Placing and Open Offer and the underwriting of the New Shares.


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LITIGATION AND PROCEEDINGS

6.1 Save as disclosed in the Circular, no member of the Group has any claims outstanding against it or is engaged in, or has within the last twelve months been engaged in, any litigation or arbitration or similar proceedings or in any governmental, regulatory or similar investigation or enquiry, which individually or collectively may have or, during the last twelve months, has had a significant effect on the financial or trading position or prospects of the Group. So far as the Company is aware there is no such claim, litigation, proceeding, investigation or enquiry pending or threatened. There are no circumstances known to the Company or the Directors which are likely to give rise to any such claim, litigation, proceeding, investigation or enquiry.

6.2 No member of the Group has taken any action and no other steps have been taken or legal proceedings started or threatened against any of them for any of their administration, winding up or dissolution, or for any of them to enter into any compromise, arrangement or composition for the benefit of creditors, or for the appointment of a receiver, administrator, provisional liquidator, trustee or similar officer of any of them, or of any of their respective properties, revenues or assets and there are no circumstances known, or which could on reasonable enquiry have been known, to the Company or the Directors which are likely to give rise to any of the foregoing.

COMPLIANCE AND CAPACITY

7.1 The making of the Tender Offer and the Placing and Open Offer, the issue, publication, despatch or filing (as the case may be) of the Tender Offer Documents, the Press Announcements, the Circular, the Form of Proxy, the Application Form and any Supplementary Prospectus, the entry into and performance of this Agreement and, subject only to the passing of the Resolution, the allotment and issue of the New Shares complies or will (as the case may be) comply with:

(a) the Memorandum and Articles of Association of the Company and all applicable laws and regulations of the United Kingdom and any other relevant jurisdiction including, without limitation, the Listing Rules and the requirements of the London Stock Exchange, the Companies Act and the FSA; and

(b) all agreements to which any member of the Group is a party or by which any of them or any of their respective properties or assets is bound and will not infringe any restrictions or the terms of any contract, obligation or commitment of any member of the Group or give rise to any consequences which are material in the context of the Placing and Open Offer or the underwriting of the New Shares.

7.2 The Company and the Directors have all necessary powers and authority to enter into and comply with the Company's obligations under this Agreement (including without limitation to pay the commissions and expenses), to make the Tender Offer and the Placing and Open Offer, to allot and issue the New Shares, to issue the Press Announcement, the Circular, the Form of Proxy, the Application Form and any Supplementary Prospectus, without (save for the passing of the Resolution) any sanction or consent by members of the Company or any class of them or any creditors or holders of any other securities of the Company. Save as disclosed in the Circular, there are no other consents, authorisations, approvals or licences required by the Company for any of the foregoing which have not been unconditionally obtained and which are not in full force and effect.

NEW SHARES

8.1 The New Shares will upon Admission be allotted and issued credited as fully paid, will rank pari passu in all respects with the existing issued Ordinary Shares including the right to receive all dividends and other distributions declared, made or paid on such shares after the date of this Agreement and will be free from all liens, charges, encumbrances and equities.

8.2 Except as disclosed in the Report and Accounts, any Previous Announcement or the Circular, and except for options granted under the employees' share schemes in accordance with normal practice, there are no arrangements which (contingently or otherwise) may give rise to an obligation on the Company or any other member of the Group to allot, issue or grant any relevant securities.

WORKING CAPITAL

9.1 The Group will have sufficient working capital for its present and reasonably foreseeable future requirements having regard to existing bank balances and facilities available and the proceeds of the Placing and Open Offer.

9.2 The working capital forecast of the Group contained in the Memorandum has been properly compiled, and has been made after due and careful inquiry and on the bases and assumptions stated in the Memorandum. All statements of fact in the Memorandum are true and accurate in all material respects and are not misleading in any material respect, all estimates and all statements of opinion, intention or expectation contained therein are made on reasonable grounds and are truly held by the Directors, are fairly based and have been made having regard to all the information available to the Company and the Directors. There are no other facts or circumstances known to the Company or the Directors not included in the Memorandum the omission of which would make any such statement or estimate in the Memorandum misleading in any material respect. All the assumptions on which the forecast is based are reasonable assumptions and there are no other assumptions on which that forecast ought to have been based which have not been made in the Memorandum.

9.3 All information requested from the Company by the Auditors and Nomura for the purpose of reviewing the working capital requirements of the Group has been supplied to them and such information is true and accurate in all material respects and not misleading in any material respect.

ENVIRONMENTAL RISKS

10.1 So far as the Company is aware, no member of the Group has any material actual or contingent liability under applicable laws and regulations (whether of the United Kingdom or any other jurisdiction), including any laws and regulations with respect to health and safety of any person and the pollution or the protection of the environment (collectively and individually, ENVIRONMENTAL LEGISLATION) or otherwise in relation to any interest in land including all of its freehold and leasehold properties (whether as owner, former owner, or as tenant or former tenant, or as an original contracting party, or guarantor of any party, to any deed, document, lease or licence connected therewith) (the PROPERTIES).

10.2 No Property, as far as the Company is aware, is affected in any material way, and/or in any material manner which may affect its value and/or may involve any material expenditure, by the presence of asbestos in such Property; no building or other structure on or forming part of the Properties or the ground or groundwater at any Property, as far as the Company is aware having made reasonable enquiries, is affected in any material way by or contains a Relevant Substance.

10.3 Neither the Company nor any member of the Group has received notice of and none of them is aware of any material breach or alleged breach of the requirements of any Environmental Legislation or circumstances which may give rise to the same.

INTELLECTUAL PROPERTY RIGHTS

11.1 A member of the Group owns all of the rights and interests in, and has title to, the Business IP.

11.2 A member of the Group is the registered proprietor of the registrations and applications included in the Business IP, and the registrations and applications are not, so far as the Company is aware, subject to, challenge, removal or surrender. So far as the Company is aware having made reasonable enquiries, there is nothing which might prevent the registrations and applications from being granted or registered.

11.3 No compulsory licences or licences of right other than in relation to the ArthoCare Settlement dated 28 June 1999 have been, or so far as the Company is aware, having made reasonable enquiries, are likely to be, granted for the Business IP.

11.4 All application, filing, registration, renewal and other fees for the registrations and applications included in the Business IP have been paid.

11.5 As far as the Company is aware, the material Licences In and the material Licences Out are binding and in force. As far as the Company is aware, none of the parties to them is in default and there are no grounds on which they might be terminated. As far as the Company is aware, no disputes have arisen or are foreseeable in connection with them.

11.6 As far as the Company is aware, none of the operations of the Group infringes the Intellectual Property Rights of a third party.

11.7 Save as disclosed in a Previous Announcement or the Circular, no claim has been made by a third party which alleges that the current operations of the Group infringe the Intellectual Property Rights of a third party or which otherwise disputes the right of any member of the Group to use the Intellectual Property Rights owned or used or proposed to be used by a member of the Group. The Company is not aware of any circumstances likely to give rise to a claim.

11.8 As far as the Company is aware, no third party is infringing any Business
IP.

11.9 No claim has been made by any member of the Group which alleges that a third party is infringing the Business IP owned by any member of the Group or which otherwise disputes the right of a third party to use the Intellectual Property Rights owned or used by it.

11.10 As far as the Company is aware, no member of the Group has acquiesced in the unauthorised use by a third party of the Intellectual Property Rights owned or used by any member of the Group.

11.11 There have been no acts or omissions by any member of the Group which would prejudice the rights of a member of the Group to enforce any Business IP. In particular, transactions relating to it have been registered promptly, and within applicable time limits.

11.12 Material confidential information of any member of the Group or of a third party which has been made available to any member of the Group has been kept confidential and has not been disclosed to third parties except in accordance with the applicable terms of confidentiality.

11.13 As far as the Company is aware, none of the operations of the Group involves the unauthorised use of confidential information disclosed in circumstances which might entitle a third party to make a claim against a member of the Group.

11.14 Except for agreements entered into in the ordinary course of business, no member of the Group is subject to any obligation which restricts to any material extent the free use or disclosure of confidential information used by the Group.

11.15 As far as the Company is aware, a member of the Group owns, or has licensed to it, all Intellectual Property Rights which are required to carry on the Group's business as it is presently carried on.

11.16 No Business IP is subject to any security interest, option, mortgage, charge or lien.

REGULATORY MATTERS

12.1 The Group holds all the material permits, licences, consents, authorisations, orders, approvals or similar permissions required by law to be obtained from Relevant Regulatory Authorities for the conduct of the businesses of each member of the Group in all jurisdictions as currently carried out (the RELEVANT LICENCES).

12.2 All Relevant Licences are valid and in full force and effect and no member of the Group has received any written communication that any Enforcement Action in respect of any of them has been initiated or, so far as any member of the Group is aware, threatened.

12.3 So far as the Company is aware, as at the date of this Agreement, there are no circumstances indicating that:

(i)  any Enforcement Action could be taken in respect of any Relevant Licence;
     or

(ii) any Relevant Licence might not be renewed.

12.4 Each member of the Group is and has been in compliance in all material respects with, and has not violated in any material respect any of the provisions of, and, so far as the Company is aware, as at the date of this Agreement, the conduct of the business of any member of the Group in any jurisdiction will not violate, in a manner which might have a material adverse effect, any of the provisions of:

(i) any applicable law and regulation in any jurisdiction in force at any time up to (and including) the date of this Agreement;

(ii)  the Relevant Licences;

(iii) any rules, regulations, orders, decrees, judgments, directives, directions and determinations of any Relevant Regulatory Authority, court of law or other similar authority; and

(iv) any international bilateral or multilateral agreement or treaty to which any member of the Group is subject.

12.5 No member of the Group has received any written communication of Proceedings under any Relevant Licence or otherwise affecting any member of the Group and, so far as the Company is aware, no previous actions or inactions by any member of the Group could reasonably afford a basis for any such Proceedings.

12.6 Each member of the Group has made all material Filings. As of their respective dates, each of the Filings:

(i) was true and complete in all material respects (or was amended so as to be so promptly following the discovery of any discrepancy); and

(ii) complied in all material respects with any applicable laws and regulations in any jurisdiction and with all rules, regulations, orders, decrees and directions of any Relevant Regulatory Authority (or was amended so as to be so promptly following the discovery of any such non-compliance).


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

PROFIT FORECAST

13. The forecast that the Group as enlarged by the Acquisition contained in the Circular will make a loss in respect of the financial period ending 30 June 2000 (the FORECAST) has been made after due and careful inquiry and on the bases and assumptions stated in the Circular. There are no other facts or circumstances known to the Company or the Directors that make the Forecast inaccurate or misleading. All the assumptions on which the Forecast is based are reasonable and there are no other assumptions on which the Forecast ought to have been based which have not been set out in the Circular. All information supplied by the Company to the Auditors or Nomura for the purposes of reviewing the Forecast is true and accurate in all material respects and not misleading in any material respect.

SIGNED by
for and on behalf of
GYRUS GROUP PLC

____________________
Director

SIGNED by
for and on behalf of
NOMURA INTERNATIONAL PLC

____________________
Director


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